UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             [ ] Check this box if no longer subject to Section 16.
                   Form 4 or Form 5 obligations may continue.
                   1. Name and Address of Reporting Person(s)
                                Jackson, Jerry T
                            10030 Barnes Canyon Road


                               San Diego, CA 92121
                  2. Issuer Name and Ticker or Trading Symbol
                         Molecular Biosystems, Inc. (MB)
 3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

                          4. Statement for Month/Year
                                      08/99
                 5. If Amendment, Date of Original (Month/Year)
    6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
                           [X] Director [ ] 10% Owner
            [ ] Officer (give title below) [ ] Other (specify below)

          7. Individual or Joint/Group Filing (Check Applicable Line)
                     [X] Form filed by One Reporting Person
                [ ] Form filed by More than One Reporting Person

 Table I Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security 2)Trans- 3.Trans- 4.Securities Acquired(A) 5)Amount of 6)
7)Nature of action action or Disposed of (D) Securities Indirect
                      Date Code A Beneficially D Beneficial
                        (Month/ or Owned at or Ownership
                 Day/Year) Code V Amount D Price End of Month I
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative 2)Conversion 3)Trans- 4)Trans- 5)Number of Derivative
6)Date Exercisable and Security or Exercise action action Securities Acquired
(A) Expiration Date
                    Price of Date Code or Disposed of (D)
                                   Derivative
                   Security Code V A D Exercisable Expiration
------------------------------------------------------------------------------------------------------------------------------------
     Non-Qualified Stock Option $2.1250 08/27/99 A 6,500 08/27/99 08/27/09
                                 (right to buy)

Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative 3)Trans- 7)Title and Amount 8)Price 9)Number of 10)
11)Nature of Security action of Underlying of Deri- Derivative Indirect
                 Date Securities vative Securities D Beneficial
                  Amount or Security Beneficially or Ownership
                              Number of Owned at I
                           - Title Shares End of Month
------------------------------------------------------------------------------------------------------------------------------------
     Non-Qualified Stock Option 08/27/99 Common Stock 6,500 6,500 D Direct
                                 (right to buy)

                           Explanation of Responses:


                         SIGNATURE OF REPORTING PERSON
                            /S/ By: Kevin Helmbacher
                              For: Jerry T. Jackson
                                      DATE